Exhibit 99.1

Protective Life Corporation
Post Office Box 2606
Birmingham, AL 35202
Phone 205 268-1000

FOR IMMEDIATE RELEASE

Protective Reports Second Quarter 2012 Results

•      Net income of $76 million, or $0.91 per share

•      Operating earnings of $71 million, or $0.85 per share

•      Year-to-date operating earnings up 23% to $170 million

•      46% of year-to-date earnings returned to shareowners in dividends and share repurchase

BIRMINGHAM, Alabama (August 7, 2012) — Protective Life Corporation (NYSE: PL) (“PLC” or “the Company”) today reported results for the second quarter of 2012. Net income available to PLC’s common shareowners for the second quarter of 2012 was $76.2 million or $0.91 per average diluted share, compared to $87.6 million or $1.00 per average diluted share in the second quarter of 2011.  After-tax operating income was $70.9 million or $0.85 per average diluted share, compared to $75.4 million or $0.86 per average diluted share in the second quarter of 2011.

Net income available to PLC’s common shareowners for the six months ended June 30, 2012 was $175.2 million or $2.10 per average diluted share, compared to $146.5 million or $1.67 per average diluted share for the six months ended June 30, 2011. After-tax operating income was $170.0 million or $2.04 per average diluted share, compared to $137.9 million or $1.57 per average diluted share for the six months ended June 30, 2011.

“Second quarter operating results continued to be very solid across all operating segments,” said John D. Johns, Chairman, President and CEO.  “Our financial results for this quarter and the year to date are well ahead of our plan.  Encouraging developments in the quarter included favorable mortality results, sequentially higher life insurance and asset protection sales, positive fund flows in the annuity segment and strong stable value spreads.  In the face of continued macroeconomic challenges, we remain very focused on disciplined execution of our growth plans, careful allocation of capital and prudent expense and risk management.  We remain confident in our ability to execute successfully on our business and financial plans for the remainder of the year.”

Accounting Changes

Results for the current and all prior periods reflect the adoption and the Company’s retrospective application of Accounting Standards Update 2010-26, effective January 1, 2012, which modifies the accounting guidance for deferred acquisition costs.

Current and prior period operating income results within the Annuities segment have been updated to reflect the Company’s revised definition of operating income (loss) as it relates to embedded derivatives on our variable annuity contracts and related hedging activities.  This change was incorporated in the first quarter of 2012 and did not impact its comparable GAAP measure income before income tax.

See information relating to non-GAAP measures at the end of this press release.

Business Segment Results

The table below sets forth business segment operating income before income tax for the periods shown:

Operating Income Before Income Tax
(dollars in thousands)	2Q12	2Q11	$ Variance	% Variance
Life Marketing	$30,348	$30,263	$85	0%
Acquisitions	43,615	39,429	4,186	11%
Annuities	28,553	17,178	11,375	66%
Stable Value Products	15,958	19,142	(3,184)	-17%
Asset Protection	6,479	5,685	794	14%
Corporate & Other	(25,397)	3,977	(29,374)	n/m
	$99,556	$115,674	$(16,118)	-14%

The following table reconciles segment operating income to consolidated net income available to PLC’s common shareowners:

(dollars in thousands)	2Q12	2Q11
Operating income before income tax	$99,556	$115,674
Realized investment gains (losses)	12,072	19,590
Less:
Related amortization of deferred policy acquisition costs and value of business acquired	3,941	721
Income tax expense	31,532	46,920
Net income available to PLC’s common shareowners	$76,155	$87,623

Sales

The Company uses sales statistics to measure the relative progress of its marketing efforts. The Company derives these statistics from various sales tracking and administrative systems and not from its financial reporting systems or financial statements. These statistics measure only one of many factors that may affect future profitability of the business segments and therefore are not intended to be predictive of future profitability.

The table below sets forth business segment sales for the periods shown:

(dollars in millions)	2Q12	2Q11	$ Variance	% Variance
Life Marketing	$25.8	$37.8	$(12.0)	-32%
Annuities	829.4	914.8	(85.4)	-9%
Stable Value Products	26.5	261.1	(234.6)	-90%
Asset Protection	119.3	108.9	10.4	10%

Review of Business Segment Results

Life Marketing

Life Marketing segment pre-tax operating income was $30.3 million in the second quarter of 2012, representing an increase of $0.1 million from the three months ended June 30, 2011. Favorable traditional life mortality was 75% of expected in the second quarter of 2012 compared to 89% of expected in the second quarter of 2011. This positive largely offset an unfavorable unlocking impact of $10.0 million primarily related to reduction in expected future yields on the universal life block of business which includes the expectation that certain hybrid securities will be called.

Sales were $25.8 million for the quarter, down 32% compared to $37.8 million in the second quarter of 2011 but up 14% sequentially.

Acquisitions

Acquisitions segment pre-tax operating income was $43.6 million in the second quarter of 2012 compared to $39.4 million in the same quarter last year.  The increase was primarily due to the addition of the Liberty Life Insurance Company (“Liberty Life”) coinsurance transaction which added a full quarter of earnings in the current quarter compared to only two months of earnings in the second quarter of 2011.  In addition, the segment experienced more favorable mortality as compared to the prior year’s second quarter. This favorable increase was partially offset by expected runoff in the older acquired blocks of business.

Annuities

Annuities segment pre-tax operating income was $28.6 million in the second quarter of 2012 compared to $17.2 million in the second quarter of 2011.

Fixed annuity operating income was $20.5 million, compared to $12.1 million in the prior year. This increase was primarily related to a favorable $0.2 million mortality variance in the second quarter of 2012 compared to an unfavorable variance of $7.3 million in the second quarter of 2011. Offsetting this was $1.6 million of negative unlocking recorded in the second quarter of 2012 compared to $1.0 million of favorable unlocking recorded in the second quarter of 2011.

Variable annuity operating income was $8.1 million, compared to $5.1 million in the second quarter of 2011. This increase included a favorable change of $5.4 million in revenue driven by higher policy fees associated with the growth in account values. Offsetting this was negative unlocking of $4.0 million in the second quarter of 2012, primarily related to lower equity markets in the quarter. $2.4 million of unfavorable unlocking was recorded in the second quarter of 2011.

Net cash flows for the segment remained positive during the quarter. Annuity account values were $15.9 billion as of June 30, 2012, an increase of 12.2% over the past twelve months.

Sales in the second quarter of 2012 were $829.4 million compared to $914.8 million in the second quarter of 2011. Variable annuity sales were $673.3 million compared to $669.0 million in the second quarter of 2011.  Fixed annuity sales were $156.1 million compared to $245.8 million in the prior year’s second quarter.

Stable Value Products

Stable Value Products segment pre-tax operating income was $16.0 million in the second quarter of 2012 compared to $19.1 million in the second quarter of 2011.  The decrease in operating earnings was primarily the result of a $4.7 million reduction in income from participating mortgage loan and bank loan fees as compared to the second quarter of 2011. Included in the second quarter 2012 results is $2.4 million of participating income compared to $7.1 million in the second quarter of 2011. The adjusted operating spread, which excludes participating income, remained relatively flat. This variance was partially offset by higher average account values and lower expenses.

Account balances as of June 30, 2012 totaled $2.7 billion. Sales were $26.5 million for the three months ended June 30, 2012, compared to $261.1 million in the second quarter of 2011.

Asset Protection

Asset Protection segment pre-tax operating income was $6.5 million in the second quarter of 2012 compared to $5.7 million in the second quarter of 2011.  The increase was primarily the result of a $1.4 million increase in service contract earnings resulting from higher sales.  This increase was partially offset by higher expenses in the credit insurance product line and higher loss ratios in the guaranteed asset protection (“GAP”) product line.

Sales in the current quarter were $119.3 million, an increase of 10%, compared to the second quarter of 2011. Service contract sales increased $15.0 million, or 19%, and credit insurance sales increased $0.4 million, or 4%. Sales of the GAP product decreased $5.1 million, or 25%, compared to the prior year’s second quarter.

Corporate & Other

Corporate & Other segment pre-tax operating loss was $25.4 million in the second quarter of 2012 compared to operating income of $4.0 million in the second quarter of 2011.  The second quarter of 2011 included $20.6 million of pre-tax gains generated from the repurchase of non-recourse funding obligations which did not recur in the second quarter this year. The remaining decrease was attributable to a $7.2 million deferred issue cost expense recorded during the second quarter of 2012, related to the redemption of certain subordinated debt securities.

Share Repurchase Program

During the second quarter of 2012, the Company repurchased 1.0 million shares at a total cost of $27 million.  For the six months ended June 30, 2012, the Company repurchased 2.0 million shares at a total cost of $53 million.  The Company has $223 million of remaining capacity under its existing share repurchase program, which extends through December 31, 2014.

Future repurchase activity will depend on many factors, including capital levels, liquidity needs, rating agency expectations, and the relative attractiveness of alternative uses for capital.

Investments

•                  The net unrealized gain position on investments was $1.4 billion, after tax and DAC offsets, an improvement of $334 million compared to December 31, 2011.

•                  Total cash and investments were $35.9 billion as of June 30, 2012.  This includes $0.3 billion of cash and short-term investments.

•                  During the second quarter of 2012, the Company had $13.6 million of pre-tax other-than-temporary impairment losses recognized in earnings.

•                  Nonperforming mortgage loans equaled $41.4 million as of June 30, 2012, representing 0.8% of the commercial mortgage loan portfolio.

•                  Net realized investment gains, after tax, of $5.3 million, or $0.06 per average diluted share, were recorded in the second quarter of 2012, compared to net realized investment gains, after tax, of $12.2 million, or $0.14 per average diluted share, in the second quarter of 2011.

Net Realized Investment/Derivative Activity
(dollars per average diluted share)	2Q 2012	2Q 2011

Net realized gain	$0.13	$0.22
Modco net realized gain	0.06	0.04
Impairments	(0.11)	(0.07)
Derivatives related to VA contracts	0.08	0.01
Derivatives related to interest rate activity	(0.03)	(0.02)
All other	(0.07)	(0.04)
Total	$0.06	$0.14

Operating income differs from the GAAP measure, net income, in that it excludes realized investment gains (losses) and related amortization.  The tables below reconcile operating income to net income available to PLC’s common shareowners:

Consolidated Results

(dollars in thousands; net of income tax)	2Q 2012	2Q 2011

After-tax Operating Income	$70,869	$75,358
Realized investment gains (losses) and related amortization
Investments	31,229	31,661
Derivatives	(25,943)	(19,396)
Net income available to PLC’s common shareowners	$76,155	$87,623

(dollars per average diluted share; net of income tax)	2Q 2012	2Q 2011

After-tax Operating Income	$0.85	$0.86
Realized investment gains (losses) and related amortization
Investments	0.37	0.36
Derivatives	(0.31)	(0.22)
Net income available to PLC’s common shareowners	$0.91	$1.00

For information relating to non-GAAP measures (operating income and PLC’s shareowners’ equity per share excluding other comprehensive income (loss)) in this press release, please refer to the disclosure at the end of this press release and to the Company’s Supplemental Financial Information located on the Company’s website at www.protective.com.  All per share results used throughout this press release are presented on a diluted basis, unless otherwise noted.

Reconciliation of PLC’s Shareowners’ Equity, Excluding Accumulated Other Comprehensive Income

	June 30,	December 31,
(dollars in millions)	2012	2011
PLC’s shareowners’ equity	$4,147	$3,711
Less: Accumulated other comprehensive income	1,318	985

PLC’s shareowners’ equity, excluding accumulated other comprehensive income	$2,829	$2,726

Reconciliation of PLC’s Shareowners’ Equity per share, Excluding Accumulated Other Comprehensive Income per share

	June 30,	December 31,
(dollars per common share outstanding)	2012	2011
PLC’s shareowners’ equity	$51.81	$45.45
Less: Accumulated other comprehensive income	16.47	12.07

PLC’s shareowners’ equity excluding accumulated other comprehensive income	$35.34	$33.38

Conference Call

There will be a conference call for management to discuss the quarterly results with analysts and professional investors on August 8, 2012 at 10:00 a.m. Eastern. Analysts and professional investors may access this call by dialing 1-866-713-8562 (international callers 1-617-597-5310) and entering the conference passcode: 12240257. A recording of the call will be available from 12:00 p.m. Eastern August 8, 2012 until midnight August 22, 2012. The recording may be accessed by calling 1-888-286-8010 (international callers 1-617-801-6888) and entering the passcode: 31917095.

The public may access a live webcast of the call, along with a call presentation, in the Investor Relations section of the Company’s website at www.protective.com.  The call presentation will be available on the website beginning approximately 30 minutes prior to the conference call.

Supplemental financial information is available on the Company’s website at www.protective.com in the Investor Relations section.

Information Relating to Non-GAAP Measures

Throughout this press release, GAAP refers to accounting principles generally accepted in the United States of America. Segment operating income (loss) is income before income tax, excluding net realized investment gains and losses (excluding periodic settlements of derivatives associated with debt and certain investments) net of the related amortization of deferred acquisition costs (“DAC”) and value of business acquired (“VOBA”). Operating earnings exclude changes in the guaranteed minimum withdrawal benefits (“GMWB”) embedded derivatives (excluding the portion attributed to economic cost), realized and unrealized gains (losses) on derivatives used to hedge the VA product, actual GMWB incurred claims and net of the related amortization of DAC attributed to each of these items.

In the first quarter of 2012, management revised the definition of operating income (loss) as it relates to certain features of our variable annuity contracts and related hedging activities, to better reflect the basis on which the performance of its business is internally assessed. Under the revised definition, the following items will be excluded from operating income:

•      Changes in GMWB embedded derivatives related to this rider feature of certain variable annuity products (excluding the portion attributed to economic costs). Economic cost is the long-term expected average cost of providing the product benefit over the life of the policy based on product pricing assumptions. These include assumptions about the economic/market environment, and elective and non-elective policy owner behavior (e.g. lapses, withdrawal timing, mortality, etc.). These features are considered embedded derivatives under ASC 815.

•      Changes in value of certain derivative instruments used to mitigate the risk related to variable annuity contracts.

•      That portion of the change in balance sheet components amortized over estimated gross profit that is attributed to the embedded GMWB derivative and related economic hedges (e.g. DAC amortization).

Prior period operating income has been updated to reflect the revised definition.

Management believes that consolidated and segment operating income (loss) provides relevant and useful information to investors, as it represents the basis on which the performance of the Company’s business is internally assessed. Although the items excluded from consolidated and segment operating income (loss) may be significant components in understanding and assessing the Company’s overall financial performance, management believes that consolidated and segment operating income (loss) enhances an investor’s understanding of the Company’s results of operations by highlighting the income (loss) attributable to the normal, recurring operations of the Company’s business. As prescribed by GAAP, certain investments are recorded at their fair values with the resulting unrealized gains (losses) affected by a related adjustment to DAC and VOBA, net of income tax, reported as a component of total Protective Life Corporation’s shareowners’ equity. The fair value of fixed maturities generally increase or decrease as interest rates change. The Company believes that an insurance company’s shareowners’ equity per share may be difficult to analyze without disclosing the effects of recording accumulated other comprehensive income (loss), including unrealized gains (losses) on investments.

Unlocking

The Company periodically reviews and updates as appropriate key assumptions on products using the Accounting Standards Codification (“ASC”) Financial Services-Insurance Topic, including future mortality, expenses, lapses, premium persistency, investment yields, interest spreads, and equity market returns. Changes to these assumptions result in adjustments which increase or decrease DAC amortization and/or benefits and expenses. The periodic review and updating of assumptions is referred to as “unlocking”.  When referring to DAC amortization or unlocking on products covered under the ASC Financial Services-Insurance Topic, the reference is to changes in all balance sheet components amortized over estimated gross profits.

Forward-Looking Statements

This release includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following known risks and uncertainties: (1) we are exposed to the risks of natural and man-made catastrophes, pandemics, malicious acts, terrorist acts, and climate change; (2) our strategies for mitigating risks arising from our day-to-day operations may prove ineffective; (3) we operate in a mature, highly competitive industry, which could limit our ability to gain or maintain our position in the industry and negatively affect profitability; (4) we operate as a holding company and depend on the ability of our subsidiaries to transfer funds to us to meet our obligations and pay dividends; (5) the policy claims of our insurance subsidiaries may fluctuate from period to period resulting in earnings volatility; (6) we may be adversely affected by a ratings downgrade or other negative action by a ratings organization; (7) our results may be negatively affected should actual experience differ from management’s assumptions and estimates, which by their nature are imprecise and subject to changes and revisions over time; (8) our financial condition and results of operations could be adversely affected if our assumptions regarding the fair value and future performance of our investments differ from actual experience; (9) our use of reinsurance introduces variability in our statements of income; (10) we could be forced to sell investments at a loss to cover policyholder withdrawals; (11) interest rate fluctuations and sustained periods of low interest rates could negatively affect our interest earnings and spread income, or otherwise impact our business; (12) equity market volatility could negatively impact our business; (13) our use of derivative financial instruments within our risk management strategy may not be effective or sufficient; (14) we are highly regulated and subject to numerous legal restrictions; (15) changes in tax law or interpretations of existing tax law could adversely affect us; (16) we may be required to establish a valuation allowance against our deferred tax assets; (17) we, like other financial services companies, in the ordinary course of business, are frequently the targets of litigation, including class action litigation, which could result in substantial judgments; (18) we, as a publicly held company generally, and a participant in the financial services industry in particular, may be the target of law enforcement investigations and the focus of increased regulatory scrutiny; (19) our ability to maintain competitive unit costs is dependent upon the level of new sales and persistency of existing business; (20) our investments are subject to market and credit risks and these risks could be heightened during periods of extreme volatility or disruption in financial and credit markets; (21) we may not realize our anticipated financial results from our acquisition strategy; (22) we are dependent upon the performance of others; (23) our risk management policies, practices, and procedures could leave us exposed to unidentified or unanticipated risks; (24) our reinsurers could fail to meet assumed obligations, increase rates, or otherwise be subject to adverse developments; (25) the occurrence of computer viruses, information security breaches, disasters, or unanticipated events could affect our data processing systems or those of our business partners and/or service providers; (26) our ability to grow depends in large part upon the continued availability of capital; (27) new accounting rules or changes to existing accounting rules could impact our reported earnings; (28) credit market volatility or disruption could adversely impact us; (29) difficult general economic conditions could materially adversely affect our business and results of operations; (30) we may not be able to protect our intellectual property and may be subject to infringement claims; (31) we could be adversely affected by an inability to access our credit facility; and (32) the amount of statutory capital we have and must hold to maintain our financial strength and credit ratings and meet other requirements can vary significantly and is sensitive to a number of factors beyond our control. Please refer to Risk Factors and Cautionary Factors that may Affect Future Results, which can be found in Part I, Item 1A of the Company’s most recent report on Form 10-K and Part II, Item 1A of the Company’s most recent report on Form 10-Q for more information about these factors.

Contacts:
Richard J. Bielen	Eva T. Robertson
Vice Chairman and Chief Financial Officer	Vice President, Investor Relations
(205) 268-3617	(205) 268-3912